Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Leslie Hunziker Hertz Investor Relations (201) 307-2100 InvestorRelations@hertz.com	Richard Broome Hertz Media Relations (201) 307-2486 Rbroome@hertz.com

EQUIPMENT RENTAL PRESIDENT RETIRES FROM HERTZ

•      Company expects HERC to generate double-digit revenue growth and achieve a 42% Corporate EBITDA margin in 2011; HERC made solid contribution to Company’s fourth quarter 2010 results

PARK RIDGE, NJ, January 25, 2011 — Hertz (NYSE: HTZ) announced today that Gerald A. Plescia, President, Hertz Equipment Rental Corporation (HERC), has retired from the Company.  Mark P. Frissora, the Company’s Chairman and Chief Executive Officer, assumes temporary senior management responsibility for HERC until a successor is named after an internal and external search.  Hertz expects to conclude the search within the next 90 days.

Mr. Frissora said, “During his 32-year Hertz career, Gerry has made many significant contributions to our car and equipment rental businesses, the past 14 years serving as President of HERC.  Gerry helped lead HERC through two deep recessions during the past decade and he leaves the business with an improved internal organization which is realizing significant revenue growth opportunities.  As a result, HERC has made a solid contribution to our fourth quarter 2010 results and we expect HERC to generate double-digit revenue growth and achieve a Corporate EBITDA margin of 42% for the full year 2011.”

Mr. Frissora added that, “HERC’s seasoned management team, at the operational and staff levels, is committed to optimizing their many growth and efficiency opportunities.  They will continue to focus on providing the best possible service and equipment rental solutions to HERC’s expanding range of industrial, construction and other customers.”

About Hertz

Hertz is the world’s largest general use car rental brand, operating from approximately 8,500 locations in 146 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 81 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Asia, Australia and New Zealand. In addition, the Company has licensee locations in cities and airports in Africa and the Middle East. Product and service initiatives such as Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, SIRIUS XM Satellite Radio, and unique cars and SUVs offered through the Company’s Prestige, Fun and Green Collections, set Hertz apart from the competition. In 2008, the Company launched Connect by Hertz, entering the global car sharing market in London, New York City and Paris. Hertz also operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 320 branches in the United States, Canada, China, France, Spain and Italy.

Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Hertz and Hertz Holdings’ outlook, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that Hertz and Hertz Holdings have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors that Hertz and Hertz Holdings believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: overall strength and stability of general economic conditions, both in the United States and in global markets; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives; our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; our ability to accurately estimate future levels of rental activity and adjust the size of our fleet accordingly; our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness; safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; financial instability of the manufacturers of our vehicles and equipment; any impact on us from the actions of our licensees, dealers and independent contractors; our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; our ability to successfully integrate future acquisitions and complete future dispositions; costs and risks associated with litigation; risks related to our indebtedness, including our substantial amount of debt and our ability to incur substantially more debt; our ability to meet the financial and other covenants contained in our senior credit facilities, our outstanding unsecured senior notes and certain asset-backed funding arrangements; changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates; the effect of tangible and intangible asset impairment charges; the impact of our derivative instruments, which can be affected by fluctuations in interest rates; and our exposure to fluctuations in foreign exchange rates. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Hertz and Hertz Holdings therefore caution you against relying on these forward-looking statements. All forward-looking statements attributable to Hertz and Hertz Holdings or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Hertz and Hertz Holdings undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.